Marks Paneth LLP	Manhattan
685 Third Avenue	Long Island
New York, NY 10017	Westchester
P 212.503.8800	Cayman Islands
F 212.370.3759
www.markspaneth.com

February 10, 2016

Securities and Exchange Commission

100 F Street NE

Washington, DC 20549

Re:	Millennium Investment & Acquisition Company, Inc.
Commission File Number: 811-22156

Ladies and Gentleman

We have read item 4.01 of Form 8-K of Millennium Investment & Acquisition Company, Inc to be filed with the Securities and Exchange Commission on February 10, 2016, and we are in agreement with the statements contained under item 4.01 therein as they relate to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Marks Paneth LLP
Marks Paneth LLP

New York, New York